UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 31, 2018

GRANITE CONSTRUCTION INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street

Watsonville, California 95076

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2018, Granite Construction Incorporated (the “Company”) entered into the Third Amended and Restated Credit Agreement among the Company, Granite Construction Company, and GILC Incorporated, as borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto (the “Third Amended and Restated Credit Agreement”). The Third Amended and Restated Credit Agreement amends and restates the Second Amended and Restated Credit Agreement of the Company, dated October 28, 2015, to among other things:

(a)	increase the total commitments under the Third Amended and Restated Credit Agreement to $500.0 million from $300.0 million by providing for:

(1)	a $350.0 million revolving credit facility (the “Revolver”) (with a sublimit for letters of credit of $100.0 million),

(2)	a $150.0 million term loan (all of which will be borrowed at closing); and

(3)

increases to the Revolver and/or additional term loans, at the option of the Company, in an aggregate maximum amount of up to $200.0 million, subject to the willingness of existing or new lenders to provide commitments for such additional financing;

(b)	extend the maturity date for borrowings under the Third Amended and Restated Credit Agreement to May 31, 2023.

Borrowings under the Third Amended and Restated Credit Agreement bear interest at LIBOR or a base rate (at the Company’s option), plus an applicable margin of between 1.00% and 2.00% for LIBOR loans and 0% and 1.00% for base rate loans, in each case based on certain financial ratios calculated quarterly, as set forth in the Third Amended and Restated Credit Agreement.

The Company's obligations under the Third Amended and Restated Credit Agreement are guaranteed by certain of the Company's subsidiaries and are secured by first priority liens on substantially all of the assets of the Company and the Company's subsidiaries that are guarantors or borrowers under the Third Amended and Restated Credit Agreement.

The financial covenants contained in the Third Amended and Restated Credit Agreement require the maintenance of a minimum Consolidated Interest Coverage Ratio of no less than 4.00 to 1.00 and a maximum Consolidated Leverage Ratio of no more than 3.00 to 1.00 (or, during a Collateral Release Period (as defined in the Third Amended and Restated Credit Agreement), 2.50 to 1.00 or 3.50 to 1.00 for the four fiscal quarters ending after any acquisition permitted under the Third Amended and Restated Credit Agreement occurs for cash consideration in excess of $100 million), the calculations and terms of each of which are more particularly described in the Third Amended and Restated Credit Agreement.

The Third Amended and Restated Credit Agreement contains certain other restrictive covenants that limit the Company’s ability, among other things, to incur certain liens upon its property, make certain types of investments, incur additional indebtedness, change the nature of the Company’s business or operations, merge, consolidate, or combine with other entities, sell assets, or pay cash dividends.

The obligations of the Company under the Third Amended and Restated Credit Agreement may be accelerated upon the occurrence of an Event of Default (as such term is defined in the Third Amended and Restated Credit Agreement). Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, the inaccuracy of representations and warranties, defaults in the performance of affirmative or negative covenants, defaults on other indebtedness of the Company or its Subsidiaries, bankruptcy or related defaults, defaults related to judgments and the occurrence of a Change in Control (as defined in the Third Amended and Restated Credit Agreement).

The  guaranty arrangements under the Third Amended and Restated Credit Agreement were restated pursuant to the Third Amended and Restated Guaranty Agreement, dated [May 31], 2018, by and among the Company, certain subsidiaries of the Company party thereto as guarantors and Bank of America, N.A., as Administrative Agent (the “Third Amended and Restated Guaranty Agreement”).

The foregoing description of the Third Amended and Restated Credit Agreement and the Third Amended and Restated Guaranty Agreement is not complete and is qualified in its entirety by reference to the full texts of the Third Amended and Restated Credit Agreement and the Third Amended and Restated Guaranty Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1

Third Amended and Restated Credit Agreement, dated May 31, 2018, by and among Granite Construction Incorporated, Granite Construction Company, GILC Incorporated, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

10.2	Third Amended and Restated Guaranty Agreement, dated [May 31], 2018, by and among Granite Construction Incorporated, the guarantors party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Richard A. Watts
Richard A. Watts
Senior Vice President, General Counsel and Secretary

Date:  June 5, 2018

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